DRDGOLD Limited

299 Pendoring Avenue

Randburg, 2195

South Africa

Securities and Exchange Commission

Division of Corporate Finance

100 F Street, N.E.

Washington, D.C. 20549-7010

Attention: April Sifford

RE:	DRDGOLD Limited

Form 20-F for the Fiscal Year Ended June 30, 2005

Filed December 15, 2005

File No. 0-28800 (the “2005 Annual Report”)

VIA EDGAR SUBMISSION

Dated July 13, 2006

As requested in the letter dated May 3, 2006 containing comments from the staff of the Securities and Exchange Commission (the “Staff”) relating to the Form 20-F for the Fiscal Year Ended June 30, 3005, filed on December 15, 2005 (the “2005 Annual Report” by DRDGOLD Limited (the “Company”), the Company hereby acknowledges that:

•	the Company is responsible for the adequacy and accuracy of the disclosure in the 2005 Annual Report;

•	Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the Form 20-F; and

•	the Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

DRDGOLD Limited

By:	/s/ John Sayers
Name:	John Sayers
Title:	Chief Financial Officer

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